Exhibit 99.1

Execution Copy

NEXTERA ENERGY PARTNERS, LP

AND

THE CLASS B PURCHASERS NAMED ON SCHEDULE A HERETO

REGISTRATION RIGHTS AGREEMENT

Dated as of December 21, 2018

Schedule A    Purchaser Name; Notice and Contact Information

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of December 21, 2018 (this “Agreement”), is entered into by and among NEXTERA ENERGY PARTNERS, LP, a Delaware limited partnership (the “Partnership”), Global Energy & Power Infrastructure II Advisors, L.L.C., a Delaware limited liability company (“GEPIF”), and the other Persons named on Schedule A hereto (GEPIF and each other such Person, a “Class B Purchaser” and, collectively, the “Class B Purchasers”).

RECITALS

WHEREAS, this Agreement is made in connection with the closing of the transactions contemplated by that certain Membership Interest Purchase Agreement, dated as of August 31, 2018, by and among NEP Renewables, LLC, a Delaware limited liability company (the “Company”), the Partnership, NEP Renewables Holdings, LLC, a Delaware limited liability company (the “NEP Member”), and the Class B Purchasers (the “Purchase Agreement”); and

WHEREAS, the Partnership has agreed to provide the registration rights set forth in this Agreement for the benefit of the Class B Purchasers pursuant to the Purchase Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms have the meanings in this Section 1.01:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” (including, with correlative meanings, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (a) the Partnership, on the one hand, and any Class B Purchaser, on the other, shall not be considered Affiliates and (b) any fund or account managed, advised or subadvised, directly or indirectly, by a Class B Purchaser or its Affiliates shall be considered an Affiliate of such Class B Purchaser.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Average VWAP” per Common Unit over a certain period shall mean the arithmetic average of the VWAP per Common Unit for each Trading Day in such period.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or Florida are authorized or required by law or other governmental action to close.

“Class B Purchasers” has the meaning set forth in the introductory paragraph of this Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” means the interests of limited partners in the Partnership having the rights and obligations specified with respect to “Common Units,” as that term is used and defined in the Partnership Agreement.

“Company” has the meaning set forth in the Recitals of this Agreement.

“Company LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 21, 2018, as may be amended, supplemented or modified from time to time in accordance with the terms thereof.

“Effective Date” means the date of effectiveness of any Registration Statement.

“Effectiveness Period” has the meaning set forth in Section 2.01(a)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“GEPIF” has the meaning set forth in the introductory paragraph of this Agreement.

“Holder” means a record holder of any Registrable Securities.

“Holder Underwriter” has the meaning set forth in Section 2.04(q).

“Holder Underwriter Registration Statement” has the meaning set forth in Section 2.04(q).

“Included Registrable Securities” has the meaning set forth in Section 2.02(a).

“Issuance Date” means the date on which Non-Voting NEP Common Units are issued in accordance with the terms of the Company LLC Agreement and the Partnership Agreement.

“Losses” has the meaning set forth in Section 2.08(a).

“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Exchange Act) that the Partnership shall designate as a National Securities Exchange for purposes of this Agreement.

“NEP Member” has the meaning set forth in the Recitals of this Agreement.

“Non-Voting NEP Common Units” means the non-voting common units of the Partnership that have the same economic rights as the Common Units but no voting rights on any matter whatsoever, shall not be listed on any National Securities Exchange, and are issuable upon exercise of the Call Option, the NEP Change of Control Option, or the Class B COC Option (as each such term is defined in the Company LLC Agreement) pursuant to and in accordance with the terms of the Company LLC Agreement and the Partnership Agreement.

“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.

“Partnership Agreement” has the meaning set forth in the Purchase Agreement.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Piggyback Notice” has the meaning set forth in Section 2.02(a).

“Piggyback Opt-Out Notice” has the meaning set forth in Section 2.02(a).

“Piggyback Registration” has the meaning set forth in Section 2.02(a).

“Purchase Agreement” has the meaning set forth in the Recitals of this Agreement.

“Registrable Securities” means the Common Units issuable upon conversion of Non-Voting NEP Common Units pursuant to the Company LLC Agreement and the Partnership Agreement, all of which Common Units shall be subject to the rights provided herein until such time as such securities cease to be Registrable Securities pursuant to Section 1.02.

“Registration” means any registration pursuant to this Agreement, including pursuant to a Registration Statement or a Piggyback Registration.

“Registration Expenses” has the meaning set forth in Section 2.07(a).

“Registration Statement” means a registration statement filed with the Commission by the Partnership registering Registrable Securities pursuant to the terms of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Selling Expenses” has the meaning set forth in Section 2.07(a).

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a Registration Statement.

“Selling Holder Indemnified Persons” has the meaning set forth in Section 2.08(a).

“Target Effective Date” means the earlier to occur of the following: (a) the date on which the Call Option Notice (as that term is defined in the Company LLC Agreement) is delivered by the NEP Member in accordance with Section 7.02 of the Company LLC Agreement and (b) thirty (30) days after the announcement of a Change of Control (as that term is defined in the Company LLC Agreement) with respect to a Class B Purchaser.

“Trading Day” means a day on which the principal National Securities Exchange on which the Common Units are listed or admitted to trading is open for the transaction of business or, if such Common Units are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“Underwriter” means, with respect to any Underwritten Offering, the underwriters of such Underwritten Offering.

“Underwritten Offering” means an offering (including an offering pursuant to a Registration Statement) in which Common Units are sold to an Underwriter on a firm commitment basis for reoffering to the public for cash or an offering that is a “bought deal” with one or more investment banks, in either case, in the sole discretion of the Partnership. For the avoidance of doubt, the term Underwritten Offering does not include at-the-market offerings.

“VWAP” per Common Unit on any Trading Day shall mean the per Common Unit volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NEP <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one Common Unit on such Trading Day as reported on the New York Stock Exchange’s website or the website of the National Securities Exchange upon which the Common Units are listed). If the VWAP cannot be calculated for the Common Units on a particular date on any of the foregoing bases, the VWAP of the Common Units on such date shall be the fair market value as determined in good faith by the Partnership in a commercially reasonable manner.

Section 1.02 Registrable Securities. Except as otherwise specifically provided herein, a Registrable Security will cease to be a Registrable Security under this Agreement upon the earliest to occur of the following: (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement, (b) when such Registrable Security has been disposed of (excluding transfers or assignments by a Holder to an Affiliate or to another Holder or any of its Affiliates or to any assignee or transferee to whom the rights under this Agreement have been transferred pursuant to Section 2.10) pursuant to any transaction exempt from registration pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act, (c) when such Registrable Security is held by the Partnership or one of its Affiliates, and (d) when such Registrable Security has been sold or disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 2.10. For the avoidance of doubt, (i) the provisions of this Section 1.02 do not modify the transfer restrictions applicable to the Holders under the Partnership Agreement and (ii) only a Holder that (A) is a named Class B Purchaser under the Purchase Agreement, (B) is an Affiliate of a named Class B Purchaser both (x) at the time any Registrable Securities are transferred to such Holder in compliance with the Purchase Agreement and the Partnership Agreement and (y) at the time of exercise of registration rights pursuant to Section 2.02 or Section 2.03 or (C) acquires Registrable Securities from a Holder specified in (A) or (B) above upon foreclosure of a pledge thereof under a Permitted Loan Financing (as that term is defined in the Company LLC Agreement) shall have any piggyback or demand registration rights under this Agreement.

ARTICLE II

REGISTRATION RIGHTS

Section 2.01 Shelf Registration.

(a) Shelf Registration Statements

(i) The Partnership shall use its commercially reasonable efforts to (A) prepare and file an initial Registration Statement to permit the public resale of the Registrable Securities on a continuous basis pursuant to Rule 415 of the Securities Act, or such other rule as is then applicable, at then prevailing prices and (B) cause such initial Registration Statement to become effective no later than the Target Effective Date.

(ii) The Partnership will use its commercially reasonable efforts to cause the Registration Statement filed pursuant to Section 2.01(a) to be continuously effective under the Securities Act, with respect to any Holder, until the earliest to occur of the following: (A) the date on which there are no longer any Registrable Securities outstanding and (B) the second anniversary of the Issuance Date (the “Effectiveness Period”). A Registration Statement filed pursuant to Section 2.01(a) shall be on such appropriate registration form of the Commission as shall be selected by the Partnership; provided that, if the Partnership is then eligible, it shall file such Registration Statement on Form S-3. A Registration Statement when declared effective (including the documents incorporated therein by reference) shall comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the date that a Registration Statement becomes effective, but in any event within three (3) Business Days of such date, the Partnership shall provide the Holders with written notice of the effectiveness of such Registration Statement.

(b) Delay Rights. Notwithstanding anything to the contrary contained herein, the Partnership may, upon written notice to any Selling Holder whose Registrable Securities are included in a Registration Statement, suspend such Selling Holder’s use of any prospectus that is a part of such Registration Statement (in which event the Selling Holder shall suspend sales of the Registrable Securities pursuant to such Registration Statement) if (i) the Partnership is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Partnership determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in such Registration Statement, (ii) the Partnership determines it must amend or supplement the Registration Statement or the related Prospectus so that such Registration Statement or Prospectus does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which they were made, not misleading, (iii) the Partnership determines that it would be required to make disclosure of material information in the Registration Statement that the Partnership has a bona fide business purpose for preserving as confidential, or (iv) the Partnership has experienced some other material non-public event, the disclosure of which at such time, in the good faith judgment of the Partnership, would materially and adversely affect the Partnership; provided, however, that in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to such Registration Statement for a period that exceeds an aggregate of sixty (60) days in any 180-day period or ninety (90) days in any 365-day period. Upon disclosure of such information or the termination of the condition described above, the Partnership shall provide prompt notice to the Selling Holders whose Registrable Securities are included in such Registration Statement, shall promptly terminate any suspension of the use of prospectus that is a part of such Registration Statement it has put into effect, and shall take such other actions necessary or appropriate to permit registered sales of Registrable Securities as contemplated in this Agreement.

Section 2.02 Piggyback Registration.

(a) Participation. If at any time (i) on or after the 1st of January following the Issuance Date and (ii) except in connection with the exercise of a demand registration pursuant to Section 2.03, prior to the 31st of December following the fourth (4th) anniversary of the Issuance Date, the Partnership proposes to file a Registration Statement related to an Underwritten Offering, including pursuant to Section 2.03, then the Partnership shall give not less than four (4) Business Days’ notice (including notification by electronic mail) (the “Piggyback Notice”) of such proposed Underwritten Offering to GEPIF, and such Piggyback Notice shall offer GEPIF (on behalf of itself and as representative of each other Holder) the opportunity to include in such Underwritten Offering up to one-third (including the securities being registered pursuant to Section 2.03) of the aggregate number of Registrable Securities that would be outstanding as of the Issuance Date if all of the Non-Voting NEP Common Units issued on the Issuance Date were converted on such Issuance Date into Common Units (or such larger number of Registrable Securities to the extent consented to by the Partnership in its sole and absolute discretion) (the “Included Registrable Securities”), as GEPIF may request in writing (a “Piggyback Registration”); provided, however, that the Partnership shall not be required to offer such opportunity (A) if GEPIF and the other Holders do not request registration of a minimum of $50 million of Registrable Securities in the aggregate (determined by multiplying the number of Registrable Securities owned by the Average VWAP for the ten

(10) Trading Days preceding the date of such notice) or (B) if the Partnership has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Class B Purchasers and the other Holders will have an adverse effect on the price, timing or distribution of the Common Units in such Underwritten Offering, in which case the amount of Registrable Securities to be offered for the accounts of the Class B Purchasers and the other Holders shall be determined based on the provisions of Section 2.02(b). Each Piggyback Notice shall be provided to GEPIF on a Business Day pursuant to Section 3.01, and receipt of such notice shall be confirmed and kept confidential by the Class B Purchasers and the other Holders (and neither the Class B Purchasers nor any other Holder receiving such notice shall purchase or sell Common Units) (provided that any Holder may provide such notice to its personnel, advisors and other representatives on a confidential basis) until either (x) such proposed Underwritten Offering has been publicly announced by the Partnership or (y) GEPIF has received notice from the Partnership that such proposed Underwritten Offering has been abandoned, which the Partnership shall provide to GEPIF reasonably promptly after the final decision to abandon a proposed Underwritten Offering has been made. GEPIF will have two (2) Business Days (or one (1) Business Day in connection with any overnight or bought Underwritten Offering) after such Piggyback Notice has been delivered to request in writing (on behalf of itself and/or the other Holders) that the Partnership include Registrable Securities in the Underwritten Offering. If no request for inclusion from GEPIF is received by the Partnership within the specified time, neither GEPIF nor any other Holder shall have any further right to participate in such Underwritten Offering. If, at any time after giving written notice of the Partnership’s intention to undertake an Underwritten Offering and prior to the pricing of such Underwritten Offering, such Underwritten Offering is terminated or delayed pursuant to the provisions of this Agreement, the Partnership may, at its election, give written notice of such determination to GEPIF (on behalf of itself and the other Holders), and (1) in the case of a termination of such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (2) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. GEPIF (on behalf of itself or any Selling Holder) shall have the right to withdraw its request for inclusion of such Registrable Securities, in whole or in part (subject to the other provisions of this Agreement), in such Underwritten Offering by giving written notice to the Partnership of such withdrawal at least two (2) Business Days prior to the time of pricing of such Underwritten Offering. GEPIF may deliver written notice (a “Piggyback Opt-Out Notice”) to the Partnership requesting that GEPIF not receive notice from the Partnership of any proposed Underwritten Offering; provided, however, that GEPIF may later revoke any such Piggyback Opt-Out Notice in writing. Following receipt of a Piggyback Opt-Out Notice (unless subsequently revoked), the Partnership shall not be required to deliver any notice to GEPIF pursuant to this Section 2.02(a) and GEPIF and the other Holders shall no longer be entitled to participate in Underwritten Offerings pursuant to this Section 2.02(a), unless such Piggyback Opt-Out Notice is subsequently revoked by GEPIF. GEPIF shall have the right (on behalf of itself and the other Holders) to exercise the piggyback registration rights set forth in this Section 2.02 up to three (3) times, but not more frequently than once in any twelve-month period; provided, however, if the number of Included Registrable Securities included in the Underwritten Offering is reduced by fifty percent (50%) or more, GEPIF (on behalf of itself and the other Holders) will have the right to withdraw from such Underwritten Offering by delivering written notice to the Partnership at least two (2) Business

Days prior to the time of pricing of such Underwritten Offering, and such exercise of piggyback registration rights will not decrease the number of piggyback registrations that GEPIF shall have the right to request under this Section 2.02(a).

(b) Priority of Piggyback Registration. If the Managing Underwriter or Underwriters of any proposed Underwritten Offering advise the Partnership that the total amount of Registrable Securities that Holders intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Partnership shall include the number of Registrable Securities that such Managing Underwriter or Underwriters advise the Partnership can be sold without having such adverse effect, with such number to be allocated (i) first, to the Common Units proposed to be included in such Underwritten Offering prior to the delivery by the Partnership of the Piggyback Notice hereunder, unless such Underwritten Offering is undertaken pursuant to the exercise of a Holder’s rights under Section 2.03 below, in which case the allocation between all participating Holders shall be determined as if all such Holders were exercising piggyback registration rights in the following clause, and (ii) second, pro rata among the Persons who are exercising piggyback registration rights related to such Underwritten Offering (based, for each such Holder, on the percentage derived by dividing (x) the number of Common Units proposed to be sold by such Holder in such Underwritten Offering by (y) the aggregate number of Common Units proposed to be sold by all Holders and by any other Persons exercising pari passu piggyback registration rights in such Underwritten Offering).

Section 2.03 Underwritten Offerings.

(a) Demand Rights. At any time on or after January 1, 2025, and prior to December 31, 2029, GEPIF (on behalf of itself and any other Holders) shall have the right to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering if GEPIF reasonably expects (for itself or any other Holders) (i) gross proceeds of at least $100 million from such Underwritten Offering or (ii) gross proceeds of at least $50 million from such Underwritten Offering and such Registrable Securities represent one hundred percent (100%) of the then-outstanding Registrable Securities held by GEPIF and any applicable Selling Holder. GEPIF (on behalf of itself and any other Holders) shall exercise any such demand registration right by delivering a written notice to the Partnership specifying that (x) it is exercising a demand registration right, (y) the name of each Selling Holder, and (z) the amount of Registrable Securities to be included in the Underwritten Offering. Promptly upon receipt of the written notice, the Partnership shall enter into an underwriting agreement in a form that is customary in Underwritten Offerings of securities by the Partnership with the Managing Underwriter or Underwriters selected by the Partnership, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.08, and shall take all such other reasonable actions as are requested by the Managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities; provided, however, GEPIF shall have the right (on behalf of itself and the other Holders) to exercise the demand registration rights set forth in this Section 2.03 not more than three (3) times (and not more frequently than once in any twelve-month period), and only in the event that either the Partnership has not conducted an Underwritten Offering of Common Units in the preceding twelve-month period in which GEPIF (on behalf of itself or other Holders) was eligible to exercise piggyback registration rights pursuant to Section 2.02 or, if the Partnership has conducted such an Underwritten Offering, GEPIF (on behalf of itself or other Holders) has been reduced in the amount of Registerable Securities included in such offering pursuant to Section 2.02(b) by twenty-five percent (25%) or more of the Included Registrable Securities; provided, further, the aggregate amount of Registerable Securities that may be included in an Underwritten Offering pursuant to a demand registration right exercised pursuant to this Section 2.03 shall not exceed one-third of the aggregate number of Registrable Securities that would be outstanding as of the Issuance Date if all of the Non-Voting NEP Common Units issued on the Issuance Date were converted on such Issuance Date into Common Units (or such larger number of Registrable Securities to the extent consented to by the Partnership in its sole and absolute discretion); provided, further, that if the Partnership or any of its Affiliates (A) is conducting or actively pursuing a merger, acquisition or disposition transaction with a third party, (B) is conducting or actively pursuing a securities offering of the Partnership’s Common Units with anticipated gross offering proceeds of at least $100 million (other than in connection with any at-the-market offering or similar continuous offering program), or (C) is in possession of material nonpublic information affecting the Common Units that the Partnership has determined, in the best interests of the Partnership, should not be publicly disclosed at that time, then the Partnership may suspend GEPIF’s right to require the Partnership to conduct an Underwritten Offering on GEPIF’s or such Selling Holder’s behalf pursuant to this Section 2.03; provided, however, that the Partnership may only suspend such demand registration right to require the Partnership to conduct an Underwritten Offering pursuant to this Section 2.03 once in any six-month period and in no event for a period that exceeds an aggregate of ninety (90) days in any 180-day period or one hundred twenty (120) days in any 365-day period.

(b) General Procedures. In connection with any Underwritten Offering contemplated by Section 2.02 or Section 2.03(a), the underwriting agreement into which each Selling Holder and the Partnership shall enter shall contain such representations, covenants, indemnities (subject to Section 2.08) and other rights and obligations as are customary in Underwritten Offerings of securities by the Partnership. No Selling Holder shall be required to make any representations or warranties to or agreements with the Partnership or the Underwriters, other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell Registerable Securities pursuant thereto, its ownership of the securities being registered on its behalf, its intended method of distribution and any other representation regarding matters required by law. Subject to the other provisions of this Agreement, the terms of each Underwritten Offering shall be approved or disapproved in the sole reasonable discretion of the Partnership; provided, however, in an Underwritten Offering undertaken pursuant to Section 2.03, underwriting discounts and commissions shall be approved by GEPIF; provided, further, the Partnership and GEPIF shall use commercially reasonable efforts to cooperate and coordinate relating to the terms of an Underwritten Offering, including indicative pricing ranges, at all times following the time a notice of exercise a demand registration right is given pursuant to Section 2.03. If any Selling Holder disapproves of the terms of an Underwritten Offering contemplated by this Section 2.03, GEPIF may (on behalf of such Selling Holder) withdraw such Selling Holder’s Registerable Securities from such Underwritten Offering by written notice to the Partnership and the Managing Underwriter; provided, however, that, to be effective, such withdrawal must be made at least two (2) Business Days prior to the time of pricing of such Underwritten Offering; provided, further, that in the event the Managing Underwriter or Underwriters of any proposed

Underwritten Offering advise the Partnership that the total amount of Common Units that Holders intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Registrable Securities offered or the market for the Common Units, and the amount of Registrable Securities requested to be included in such Underwritten Offering pursuant to Section 2.03(a) is reduced by fifty percent (50%) or more, GEPIF (on behalf of itself and the other Holders) will have the right to withdraw from such Underwritten Offering by delivering written notice to the Partnership at least two (2) Business Days prior to the time of pricing of such Underwritten Offering, in which case the Partnership will have no obligation to proceed with such Underwritten Offering and such Underwritten Offering, whether or not completed, will not decrease the number of Underwritten Offerings that GEPIF shall have the right to request under this Section 2.03. Notwithstanding the ability of a Holder to withdraw Registrable Securities from an Underwritten Offering, the exercise of piggyback registration rights or demand registration rights under this Agreement shall be irrevocable, and, except as otherwise specifically provided above, shall decrease the number of Underwritten Offerings that GEPIF (on behalf of itself and the other Holders) shall have the right to request under Section 2.02 and Section 2.03.

Section 2.04 Further Obligations. In connection with its obligations under this Article II, the Partnership will:

(a) promptly prepare and file with the Commission the Registrations Statements and such amendments and supplements to any Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the period of the Underwritten Offering and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;

(b) if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering under a Registration Statement and the Managing Underwriter at any time shall notify the Partnership in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of such Underwritten Offering, the Partnership shall use its commercially reasonable efforts to include such information in such prospectus supplement;

(c) furnish to GEPIF (on behalf of itself and each Selling Holder) (i) as far in advance as reasonably practicable before filing a Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide GEPIF the opportunity to object to any information pertaining to GEPIF and such Selling Holder and the plan of distribution that is contained therein and, to the extent timely received, make the corrections reasonably requested with respect to such information prior to filing such Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (ii) such number of copies of such Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Selling Holder may reasonably request in order to facilitate the resale or other disposition of the Registrable Securities covered by such Registration Statement or other registration statement;

(d) if applicable, use its commercially reasonable efforts to promptly register or qualify the Registrable Securities covered by any Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(e) promptly notify GEPIF (on behalf of itself and each Selling Holder), at any time when a prospectus relating thereto is required to be delivered by any such Selling Holder under the Securities Act, of (i) the filing of a Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to a Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to any such Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

(f) promptly notify GEPIF (on behalf of itself and each Selling Holder), at any time when a prospectus relating thereto is required to be delivered by any such Selling Holder under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in a Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or express threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Partnership agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is reasonably necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(g) upon request and subject to appropriate confidentiality obligations, furnish to GEPIF (on behalf of itself and each Selling Holder) copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(h) in the case of an Underwritten Offering, furnish, or use its reasonable efforts to cause to be furnished, upon request, (i) an opinion of counsel for the Partnership addressed to the Underwriters, dated the date of the closing under the applicable underwriting agreement and (ii) a “comfort letter” addressed to the Underwriters, dated the pricing date of such Underwritten Offering and a letter of like kind dated the date of the closing under the applicable underwriting agreement, in each case, signed by the independent public accountants who have certified the Partnership’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort letter” shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement) as have been customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the Underwriters in Underwritten Offerings of securities by the Partnership and such other matters as such Underwriters may reasonably request;

(i) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission;

(j) make available to the appropriate representatives of the Managing Underwriter during normal business hours access to such information and Partnership personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that the Partnership need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with the Partnership;

(k) use its commercially reasonable efforts to cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Partnership are then listed;

(l) use its commercially reasonable efforts to cause Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(m) provide a transfer agent and registrar for all Registrable Securities covered by any Registration Statement not later than the Effective Date of such Registration Statement;

(n) enter into customary agreements and take such other actions as are reasonably requested by GEPIF (on behalf of itself and each Selling Holder) or the Underwriters, if any, in order to expedite or facilitate the disposition of the Registrable Securities (including making appropriate representatives of the Partnership available to participate in customary marketing activities); provided, however, that representatives of the Partnership shall not be required to dedicate an unreasonably burdensome amount of time in connection with any roadshow and related marketing activities for any Underwritten Offering which, in any event, shall not be more than the amount of time customarily dedicated in similar Underwritten Offerings undertaken by the Partnership and its Affiliates;

(o) if reasonably requested by GEPIF (on behalf of itself and any Selling Holder), (i) incorporate in a prospectus supplement or post-effective amendment such information as GEPIF reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(p) if reasonably required by the Partnership’s transfer agent, the Partnership shall promptly deliver any authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to transfer Registrable Securities without legend upon sale by the Holder of such Registrable Securities under a Registration Statement; and

(q) if any Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act (a “Holder Underwriter”), in connection with a Registration Statement and any amendment or supplement thereof (a “Holder Underwriter Registration Statement”), then the Partnership will reasonably cooperate with GEPIF (on behalf of itself and such Holder Underwriter) in allowing GEPIF (on behalf of itself and such Holder Underwriter) to conduct customary “underwriter’s due diligence” with respect to the Partnership and satisfy its obligations in respect thereof; provided, however, that the Partnership need not disclose any non-public information to any representative of GEPIF unless and until GEPIF and its representatives have entered into a confidentiality agreement with the Partnership. In addition, at the request of GEPIF (on behalf of itself and such Holder Underwriter), the Partnership will furnish to GEPIF, on the date of the effectiveness of the Holder Underwriter Registration Statement and thereafter from time to time on such dates as GEPIF may reasonably request (provided that such request shall not be more frequently than on an annual basis), (i) a “comfort letter”, dated such date, from the Partnership’s independent certified public accountants in form and substance as has been customarily given by independent certified public accountants to underwriters in Underwritten Offerings of securities by the Partnership, (ii) an opinion, dated as of such date, of counsel representing the Partnership for purposes of the Holder Underwriter Registration Statement, in form, scope and substance as has been customarily given in Underwritten Offerings of securities by the Partnership, accompanied by standard “10b-5” negative assurance for such offerings and (iii) a standard officer’s certificate from the chief executive officer or chief financial officer, or other Persons serving such functions, as has been customarily given by such officers in Underwritten Offerings of securities by the Partnership. The Partnership will also use its reasonable efforts to provide legal counsel to GEPIF with an opportunity to review and comment upon any such Holder Underwriter Registration Statement, and any amendments and supplements thereto, prior to its filing with the Commission.

Notwithstanding anything to the contrary in this Section 2.04, the Partnership will not name a Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act) in any Registration Statement or Holder Underwriter Registration Statement, as applicable, without such Holder’s consent. If the staff of the Commission requires the Partnership to name any Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act), and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on the applicable Registration Statement, and the Partnership shall have no further obligations hereunder with respect to Registrable Securities held by such Holder, unless GEPIF (on behalf of itself and each Selling Holder) has not had an opportunity to conduct customary underwriter’s due diligence as set forth in Section 2.04(q) with respect to the Partnership at the time such Holder’s consent is sought.

Each Selling Holder, upon receipt of notice from the Partnership or from GEPIF of the happening of any event of the kind described in Section 2.04(f), shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.04(f) or until it is advised in writing by the Partnership that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder will, or will request that the Managing Underwriter or Managing Underwriters, if any, deliver to the Partnership (at the Partnership’s expense) all copies in its or their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 2.05 Cooperation by Holders. The Partnership shall have no obligation to include Registrable Securities of a Holder in a Registration Statement or in an Underwritten Offering pursuant to Section 2.03(a) if GEPIF or such Holder has failed to timely furnish such information that the Partnership determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.06 Restrictions on Public Sale by Holders of Registrable Securities. Each Holder of Registrable Securities who is participating in an Underwritten Offering and is included in a Registration Statement agrees to enter into a customary letter agreement (each, a “Lockup”) with underwriters providing that such Holder will not effect any public sale or distribution of a Common Unit during the forty-five (45) calendar day period beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of such Underwritten Offering; provided, however, that, notwithstanding the foregoing, (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction imposed by the Underwriters on the Partnership or the officers, directors or any other Affiliate of the Partnership on whom a restriction is imposed, (ii) the restrictions set forth in this Section 2.06 shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Holder and (iii) the Partnership will use commercially reasonable efforts to ensure that each Lockup shall include customary carve-outs, including carve-outs for the pledge, hypothecation or other granting of a security interest in Common Units or securities convertible into or exchangeable for shares of Common Units as collateral or security for any loan, advance or extension of credit and any transfer upon foreclosure upon such Common Units or such securities.

Section 2.07 Expenses.

(a) Certain Definitions. “Registration Expenses” shall not include Selling Expenses but otherwise means all expenses incident to the Partnership’s performance under or compliance with this Agreement to effect a Piggyback Registration pursuant to Section 2.02, or an Underwritten Offering pursuant to Section 2.03, and the disposition of such Registrable Securities, including all registration, filing, securities exchange listing and National Securities Exchange fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses, and the fees and disbursements of counsel and independent public accountants for the Partnership, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance. “Selling Expenses” means all underwriting fees, discounts and selling commissions and transfer taxes allocable to the sale of the Registrable Securities, plus any costs or expenses related to any roadshows conducted in connection with the marketing of any Underwritten Offering.

(b) Expenses. The Partnership will pay all reasonable Registration Expenses, as determined in good faith, in connection with a Piggyback Registration or an Underwritten Offering, whether or not any sale is made pursuant to such Piggyback Registration or Underwritten Offering. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder. Each Class B Purchaser shall reimburse the Partnership for its pro rata share of all reasonable and documented out-of-pocket costs and expenses in connection with a Registration Statement filed pursuant to Section 2.01(a). In addition, except as otherwise provided in Section 2.08, the Partnership shall not be responsible for professional fees (including legal fees) incurred by the Class B Purchasers or any other Holders in connection with the exercise of the Class B Purchasers’ or such Holders’ rights hereunder.

Section 2.08 Indemnification.

(a) By the Partnership. In the event of a Registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, managers, partners, employees and agents and each Person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Exchange Act, and its directors, officers, managers, partners, employees or agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in (which, for the avoidance of doubt, includes documents incorporated by reference in) the applicable Registration Statement or other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating, defending or resolving any such Loss or actions or proceedings; provided, however, that the Partnership will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished to it by GEPIF or such Selling Holder Indemnified Person in writing specifically for use in the applicable Registration Statement or other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.

(b) By Each Selling Holder. Each Selling Holder severally and not jointly (other than the Selling Holders that are Class B Purchasers, whose obligations will be joint and several) agrees to indemnify and hold harmless the Partnership, the General Partner and their respective directors, officers, employees and agents and each Person, who, directly or indirectly, controls the Partnership within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereto or any free writing prospectus relating thereto; provided, however, that the liability of each Selling Holder (other than the Selling Holders that are Class B Purchasers, whose obligations will be joint and several) shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holders from the sale of the Registrable Securities giving rise to such indemnification.

(c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 2.08(c), except to the extent that the indemnifying party is materially prejudiced by such failure. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected;

provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably satisfactory to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party may be entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, includes a complete and unconditional release from liability of, and does not contain any admission of wrongdoing by, the indemnified party.

(d) Contribution. If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that the liability of each Selling Holder (other than the Selling Holders that are Class B Purchasers, whose liability shall be joint and several) shall not be greater than the maximum amount for which such Selling Holder could have been liable under the proviso contained in Section 2.08(b). The relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating, defending or resolving any Loss that is the subject of this paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e) Other Indemnification. The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.09 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the resale of the Registrable Securities without registration, the Partnership agrees to use its commercially reasonable efforts to:

(a) make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 under the Securities Act (or any similar provision then in effect), at all times from and after the date hereof;

(b) file with the Commission in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c) so long as a Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Partnership that it has complied with the reporting requirements of Rule 144 under the Securities Act (or any similar provision then in effect) and (ii) unless otherwise available via the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 2.10 Transfer or Assignment of Registration Rights. The rights to cause the Partnership to register Registrable Securities under this Article II may be transferred or assigned by a Holder only if (a) such transferee or assignee is an Affiliate of such Holder, and after such transfer or assignment continues to be an Affiliate of such Holder, or such transferee acquires Registrable Securities from a Class B Purchaser or an Affiliate of a Class B Purchaser upon foreclosure of a pledge thereof under a Permitted Loan Financing (as that term is defined in the Company LLC Agreement), (b) the amount of Registrable Securities transferred or assigned to such transferee or assignee shall represent at least $50 million of Registrable Securities (determined by multiplying the number of Registrable Securities owned by the Average VWAP for the ten (10) Trading Days preceding the date of such transfer or assignment), or such lesser amount if it constitutes the remaining holdings of the Holder and its Affiliates, (c) the Partnership is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, (d) with respect to such Holder, a Change of Control (as defined in the Company LLC Agreement) has not occurred and (e) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such transferring Holder under this Agreement. Notwithstanding the foregoing, GEPIF may not transfer any of its rights to give or receive notices, including in respect of the exercise of piggyback or demand registration rights hereunder, on behalf of itself or any Holder, without the express written consent of the Partnership. Notwithstanding anything herein to the contrary, GEPIF may continue to give or receive notices and exercise piggyback or demand registration rights hereunder on behalf of other Holders following such time as GEPIF ceases to own any Registrable Securities.

Section 2.11 Limitation on Subsequent Registration Rights. From and after the date hereof, the Partnership shall not, without the prior written consent of GEPIF (on behalf of itself and each Selling Holder), enter into any agreement with any current or future holder of any securities of the Partnership that would allow such current or future holder to require the Partnership to include securities in any registration statement filed by the Partnership on a basis other than pari passu with, or expressly subordinate to, the piggyback rights of the Holders of Registrable Securities hereunder. For purposes of this Agreement, the term “pari passu” shall mean only the right to include Common Units in an Underwritten Offering subject to customary cutback provisions, such as contained Section 2.02(b), and shall not refer to any other term of this Agreement or any other agreement or instrument pursuant to which registration rights are granted.

ARTICLE III

MISCELLANEOUS

Section 3.01 Communications. All notices, demands and other communications provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery, personal delivery or (in the case of any notice given by the Partnership to Class B Purchasers or any other Holder) email to the following addresses:

(a) If to the Class B Purchasers, to the addresses set forth on Schedule A.

(b) If to the Partnership:

NextEra Energy Partners, LP

700 Universe Boulevard

Juno Beach, Florida 33408

Attention: Treasurer and Daniel Lotano

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

920 N. King Street

Wilmington, Delaware 19801

Attention: Allison Land

or to such other address as the Partnership, any Class B Purchaser or any other Holder may designate to each other in writing from time to time or, if to a transferee or assignee of any Class B Purchaser or any transferee or assignee thereof, to such transferee or assignee at the address provided pursuant to Section 2.10. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the facsimile or email copy, if sent via facsimile or email; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 3.02 Binding Effect. This Agreement shall be binding upon the Partnership, each of the Class B Purchasers and their respective successors and permitted assigns, including subsequent Holders of Registrable Securities to the extent permitted herein. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

Section 3.03 Assignment of Rights. Except as provided in Section 2.10, neither the Class B Purchasers nor any other Holder may assign or transfer this Agreement or any of the rights, benefits or obligations hereunder without the prior written consent of the Partnership.

Section 3.04 Recapitalization, Exchanges, Etc. Affecting Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of the Partnership or any successor or assign of the Partnership (whether by merger, acquisition, consolidation, reorganization, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations, pro rata distributions of units and the like occurring after the date of this Agreement.

Section 3.05 Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Section 3.06 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.

Section 3.07 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

Section 3.08 Governing Law, Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 3.09 Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, AND AGREE TO CAUSE THEIR AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 3.10 Entire Agreement. This Agreement, the Purchase Agreement and the other agreements and documents referred to herein and therein are intended by the parties as a final expression of their agreement and are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or in the Purchase Agreement, with respect to the rights granted by the Partnership, the Class B Purchasers, or any of their respective Affiliates set forth herein or therein. This Agreement, the Purchase Agreement and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter. Notwithstanding the foregoing, no provision of this Agreement, the Purchase Agreement and the other agreements and documents referred to herein and therein are intended to modify, amend or otherwise affect any provisions of the Partnership Agreement.

Section 3.11 Amendment. This Agreement may be amended only by means of a written amendment signed by the Partnership and GEPIF (on behalf of itself and each Holder). Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which such amendment, supplement, modification, waiver or consent has been made or given.

Section 3.12 No Presumption. This Agreement has been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 3.13 Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that, other than as set forth herein, no Person other than the Class B Purchasers, the other Holders, their respective permitted assignees and the Partnership shall have any obligation hereunder and that, notwithstanding that one or more of such Persons may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or their respective permitted assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or any of their respective assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of such Persons or their respective permitted assignees under this Agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligation or its creation, except, in each case, for any assignee of any Class B Purchaser or other Holder hereunder.

Section 3.14 Interpretation. Article, Section and Schedule references in this Agreement are references to the corresponding Article, Section or Schedule to this Agreement, unless otherwise specified. All Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Partnership has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of the Partnership unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by any Class B Purchaser or any other Holder, such action shall be in such Holder’s sole discretion, unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect, and (b) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The words such as “herein,” “hereinafter,” “hereof’ and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

NEXTERA ENERGY PARTNERS, LP

By:	/s/ Armando Pimentel. Jr.
Name: Armando Pimentel, Jr.
Title: President

GLOBAL ENERGY & POWER INFRASTRUCTURE II ADVISORS, L.L.C.

By:	/s/ Ryan Shockley
Name: Ryan Shockley
Title: Authorized Signatory

WESTERN RENEWABLES PARTNERS LLC

By:	/s/ Ryan Shockley
Name: Ryan Shockley
Title: Authorized Signatory

SCHEDULE A

Class B Purchaser Name; Notice and Contact Information

Class B Purchaser	Contact Information

WESTERN RENEWABLES PARTNERS LLC

c/o Global Energy & Power Infrastructure Funds

One Lafayette Place, 3rd Floor

Greenwich, CT 06830

Attention: Matt Raben

Email: matthew.raben@blackrock.com

with a copy to (which alone shall not constitute notice):

BlackRock, Inc.

Office of the General Counsel

40 East 52nd Street, 19th floor

New York, NY 10022

Attention: Jelena Napolitano and David Maryles

Email: legaltransactions@blackrock.com